SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of November 14, 2017

Series	Classes
JPMorgan Core Focus SMA Fund	No Class Designation

JPMorgan Flexible Long/Short Fund (name change from JPMorgan Flexible Credit Long/Short Fund effective 5/18/16)	A, C, I, , R6

JPMorgan High Yield Opportunities Fund	A, C, I, R6

JPMorgan Multi-Manager Long-Short Fund	A, C, I, R5, R6

JPMorgan Municipal SMA Fund	No Class Designation

JPMorgan SmartSpending 2050 Fund	A, I, R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, I

JPMorgan Value Plus Fund	A, C, I

JPMorgan Institutional Tax Free Money Market Fund	Capital, Institutional, Agency, IM